       1                                             Exhibit 23-A





                      CONSENT OF INDEPENDENT AUDITORS
                                 ________





We consent to the incorporation by reference in this registration statement on Form S-8 of AT&T Corp. (the "Company") of our reports, which include explanatory paragraphs regarding the change in methods of accounting for postretirement benefits, postemployment benefits and income taxes in 1993, dated January 27, 1994 (notes 4, 21, and 22 are dated September 19, 1994), on our audits of the consolidated financial statements and consolidated financial statement schedules of the Company and its subsidiaries, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and included in Form 8-K, dated October 26, 1994.




                                         COOPERS & LYBRAND L.L.P.



New York, New York
November 29, 1994